Exhibit 2.3.1

AMENDMENT NO. 1 TO ASSET AND STOCK PURCHASE AGREEMENT

AMENDMENT NO. 1, dated as of May 7, 2004 (this “Amendment”), by and among Koch Cellulose, LLC, a Delaware limited liability company (“Purchaser”), Georgia-Pacific Corporation, a Georgia corporation (“Seller”), Leaf River Forest Products, Inc., a Delaware corporation (“LRFP”), LRC Timber, Inc., a Delaware corporation (“LRCT”), Old Augusta Railroad Company, a Mississippi corporation (“OAR”), Georgia-Pacific-Asia (H.K.) Limited, a Hong Kong private limited company (“GPHK”), and Georgia-Pacific GmbH, a Swiss limited liability company (“GPGmbH”), to the Asset and Stock Purchase Agreement, dated as of February 26, 2004, by and among Purchaser, LRFP, LRCT, OAR, GPHK and GPGmbH (the “Purchase Agreement,” as amended by the Amendment, the “Agreement”). Capitalized terms used but not defined herein shall have the meanings given to such terms in the Agreement, and all references to Articles, Sections and Schedules herein are references to Articles and Sections of, and Schedules to, the Agreement.

In consideration of the premises and the mutual covenants and agreements herein contained, the parties, intending to be legally bound hereby, agree as follows:

1. Amendment to Section 1.1.

(a) Section 1.1 is hereby amended by insertion of the following terms:

“Seller’s Fully Insured Plans” means the following Seller Welfare Plans: CRMD (Medical Credit Plan), H045 and H076 (Flex HMO), LIF2 (Flex Life and Credits), CHLF (Flex Child Life), SPLF (Flex Spouse Life + B50), OLIF (Officer Life), OPAI (Officer Personal Accident) and LIFH (ER Life AD&D (Union)).

“Seller’s Self Insured Plans” means the following Seller Welfare Plans: CRSL (Salaried Credit Plan), CRMD (Medical Credit Plan), IL03 (Medical Hourly PPO), D001 (Flex Dental and Credits), H993, H994, H995 H996 and H997 (Flex Indemnity and Flex PPO), LTD (Flex LTD and Credits), PD01 (Prescription Flex), D501 (Hourly Dental), A&S (ER - A&S-Union), IL03 (ER - Hourly PPO) and AD&D (Flex AD&D and Credits).

(b) The following terms in Section 1.1 are hereby amended in their entirety as follows:

“Ancillary Agreements” means the Black Liquor Exchange Agreement, the Declaration of Restrictions, the IT Support Services Agreement, the Lemelson Patent Sublicense Agreement, the Phase II Letter Agreement, the Pulp Supply Agreement, the Railroad Services Agreement, the Services and Supply Agreement, the Shared Woodyard Spares Inventory Agreement, the Site Services Agreement, the Software License Agreement, the Solaia Patent Sublicense Agreement, the T Street Declaration of Restrictive Covenant, the Turpentine and Tall Oil Sales Agreements and the Wood Fiber Supply Agreement.

“Applicable Time” shall mean 5:00 pm (Eastern Time) on the Closing Date; provided, however, that the transition of employee benefits from Seller’s Self Insured

Plans to the Purchaser Welfare Plans, will be deemed to occur as of 12:00 a.m. (Eastern Time) on May 8, 2004 and the transition of employee benefits from Seller’s Fully Insured Plans to the Purchaser Welfare Plans will occur at 12:00 a.m. (Eastern Time) on June 1, 2004.

“T Street Landfill” means that certain tract consisting of approximately 79.030 acres at the Brunswick Pulp & Paper Mill, the location of which is shown as “Tract 2” on that certain Survey prepared by Atlantic Survey Professionals dated February 12, 2004 and last revised on April 30, 2004.

(c) The definition of “Offshore Purchase Agreement” in Section 1.1 of the Purchase Agreement is hereby deleted in its entirety.

2. Amendment to Section 3.3. Section 3.3 is hereby amended by insertion of the following new subsection (j):

(j) As soon as practicable after the Applicable Time, an additional adjustment to the Purchase Price will be made to reflect the amount of the difference between (i) the sum of the payments to be credited Purchaser under Section 8.15(a)(ii)(B)(II), Section 8.10(d) and Section 8.11(e) minus (ii) the payment to be credited to Seller under Section 8.15(a)(ii)(B)(I).

3. Amendment to Section 7.5(b). Section 7.5(b) is hereby amended in its entirety as follows:

Notwithstanding anything contained in this Agreement, none of the Designated Affiliates of Seller or Purchaser or any Seller Entity that is organized under the Laws of a jurisdiction other than the United States or a State or territory thereof shall be jointly and severally liable on any Liabilities hereunder or under any Seller Document or Purchaser Document if and to the extent such joint and several liability is not permitted under the Law of the jurisdiction of organization of such Seller Entity or Designated Affiliate.

4. Amendment to Section 7.10(b)(iv). Subsection (b)(iv) of Section 7.10 is hereby amended in its entirety as follows:

(iv) Prior to the Closing or continuing beyond Closing if it is not feasible to complete prior to Closing, Purchaser shall have the right to conduct Phase II Assessment activities in addition to those described on Schedule 7.10(a) if and to the extent such additional activities are necessary to further define or characterize the results of the Phase II Assessment or would be required by Environmental Law; provided, however, that any such additional activities will be undertaken only with the prior approval of Seller, which approval shall not be unreasonably withheld or delayed. At the Closing, each of Purchaser and Seller shall execute and deliver the letter agreement in the form attached hereto as Schedule 7.10(b)(iv) (the “Phase II Letter Agreement”).

5. Amendment to Section 7.10. Section 7.10 is hereby amended by insertion of the following new subsection (j):

(j) Purchaser hereby grants, and shall cause BPP to grant, to Seller and its Affiliates reasonable rights of access to and use of, after the Applicable Time, Tracts 3, 4 and 5 and the area north of the T Street Landfill and south/southeast of the aeration pond (the “BPP Property”) for Remedial Actions required at the T Street Landfill. Any such Remedial Action conducted at the T Street Landfill shall be conducted in accordance with Sections 7.10(d)(iv) and (v) of this Agreement. In the event any Remedial Action directly or indirectly arising out of, based upon or otherwise related to the T Street Landfill is required on, under or about the BPP Property, including, but not limited to environmental testing, sampling, monitoring, and remediation (e.g., installation of monitoring wells, soil tests, etc.), such Remedial Action shall be (i) subject to indemnification by the Seller Entities pursuant to Section 10.3(b)(ii) and (ii) considered a Seller Remedial Action and subject to all provisions of this Agreement applicable to Seller Remedial Actions. “Tracts 3, 4 and 5” shall mean those certain numbered Tracts shown on that certain Survey prepared by Atlantic Survey Professionals dated February 12, 2004 and last revised on April 30, 2004. Purchaser hereby agrees, and shall cause BPP to agree, that prior to the consummation of any transfer of the Brunswick Pulp & Paper Mill and related assets or the BPP Stock to any Person in accordance with Section 12.8, each of Purchaser and BPP shall require such acquiring Person to expressly agree to assume and perform the obligations of Purchaser and BPP under this Section 7.10(j).

6. Amendment to Section 7.11. Section 7.11 is hereby amended in its entirety as follows:

7.11 Asset Transfers. Prior to the Applicable Time, Seller shall, at its own expense, cause BPP to (i) transfer and divest to Seller or its Affiliate(s) all BPP Excluded Assets and (ii) be fully released from the Liabilities of BPP set forth on Schedule 7.11. Such transfer documents shall be in form and substance reasonably satisfactory to Purchaser; provided, however, that prior to conveyance of the T-Street Landfill to Seller or its Affiliate, Seller shall, or shall cause such Affiliate to, execute and deliver the T Street Declaration of Restrictive Covenant in the form attached hereto as Schedule 7.11(a) (the “T Street Declaration of Restrictive Covenant”). To the extent the IDBs are not owned by LRFP immediately prior to the Applicable Time, Seller shall cause the IDBs to be transferred to LRFP on or immediately prior to the Applicable Time. Any transfer documents entered into in connection with such transfer shall be in form and substance reasonably satisfactory to Purchaser.

7. Amendment to Section 7.23. Section 7.23 is hereby amended in its entirety as follows:

7.23 Delivery of Specified Spare Parts. The Seller Entities shall, and shall cause BPP to, deliver the spare parts identified on Schedule 7.23 in the quantities specified therein from the Critical Spare Parts Pool Sharing Arrangement (the “Specified Spare Parts”) to the Brunswick Pulp & Paper Mill. All of the Specified Spare Parts shall be delivered not less than five (5) days before Closing, except for the Chipper Disc Rotating Unit – 130” (SCIMP No. 56-180-1475) and 002-1062-3 Spreader Head Pulley with Shaft (SCIMP No. 56-105-7335) which shall be delivered to the Brunswick Mill by May 31, 2004 and June 4, 2004, respectively. At the Closing, Purchaser and Seller shall execute and deliver the Shared Woodyard Spares Inventory Agreement in the form attached hereto as Exhibit R (the “Shared Woodyard Spares Inventory Agreement”).

8. Amendment to Section 8.4. Section 8.4 is hereby amended by insertion of the following new subsection (d):

(d) Purchaser shall not take payroll deductions in May 2004 with respect to Seller’s Fully Insured Plans in an amount in excess of the amount deducted by Seller for the first half of May 2004, which amount shall be consistent with the standard half-month payroll deductions Seller takes for such plans.

9. Amendment to Section 8.10(d). Section 8.10(d) is hereby amended in its entirety as follows:

(d) Prior to the Closing Date, Seller shall amend the Hourly 401(k) Plan to fully vest each nonbargaining unit Transferring Employee in his or her account balance under such plan. As soon as possible after May 7, 2004, based on the actual wages of hourly BPP Transferring Employees paid for the period of May 1, 2004 through May 7, 2004, Seller shall in good faith determine the amount of the matching contribution due under the Hourly 401(k) Plan. Seller shall credit Purchaser, in accordance with Section 3.3(j), the amount of such matching contributions.

10. Amendment to Section 8.11. Section 8.11 is hereby amended by insertion of the following new subsection (e):

(e) As soon as possible after May 7, 2004, based on the actual wages of hourly BPP Transferring Employees paid for the period of May 1, 2004 through May 7, 2004, Seller shall in good faith determine the amount of the employer contribution due under the Brunswick Plan. Seller shall credit Purchaser, in accordance with Section 3.3(j), the amount of such employer contributions.

11. Amendment to Section 8.15(a). Subsection (a) of Section 8.15 is hereby amended in its entirety to read as follows:

(a) (i) Subject to the provisions of this Section 8.15(a)(i), and except as set forth below in Section 8.15(a)(ii), after the Closing, each Domestic Transferring Employee who was a participant in Welfare Plans maintained by Seller (“Seller Welfare Plans”) immediately prior to the Closing shall cease to participate in the Seller Welfare Plans and shall immediately become eligible to participate in the Welfare Plans established or maintained by Purchaser or an ERISA Affiliate of Purchaser (“Purchaser Welfare Plans”) in accordance with the terms and conditions of the Purchaser Welfare Plans. Any Domestic Transferring Employee who enrolls in the Purchaser’s short-term disability plan after the Closing shall be eligible to receive benefits under that plan after the Closing provided the Domestic Transferring Employee satisfies the conditions for benefits under such plan and has satisfied the elimination period specified in the plan during employment with Seller or an ERISA Affiliate of Seller, as the case may be, and/or Purchaser or an ERISA Affiliate of Purchaser, as the case may be. After Closing, all salaried and nonbargaining unit hourly Domestic Transferring Employees shall be eligible to participate in the Purchaser Welfare Plans provided to similarly situated employees of Purchaser or Purchaser’s Affiliate immediately prior to the Closing. With respect to bargaining unit BPP Transferring Employees, such plan shall provide benefits consistent with the obligations under the Collective Bargaining Agreement as of the date of this Agreement. The Purchaser Welfare Plans shall waive any preexisting condition limitations and shall give credit to each Domestic Transferring Employee toward any deductible, coinsurance, or out-of-pocket limit under the Purchaser Welfare Plans (except for Long-Term Disability, where the preexisting condition limitations cannot be waived by Purchaser) for expenses incurred under any Seller Welfare Plan during the plan year in which the Closing Date occurs, provided that such Transferring Employees are covered under a substantially equivalent plan immediately prior to the Closing and provided that Seller, within 60 days after the Closing Date, provides sufficient information to confirm such expenses. The Purchaser Welfare Plans shall also, as of the Closing, recognize service credit for each Domestic Transferring Employee’s continuous prior service with Seller, any ERISA Affiliate of Seller, or the predecessors of any of them immediately prior to Closing for purposes of eligibility to participate in said Purchaser Welfare Plans.

(ii) (A) Notwithstanding anything to the contrary in Section 8.15(a)(i) or 8.15(c), each Domestic Transferring Employee who participated in (I) the Seller’s Fully Insured Plans shall continue to participate in such plans through May 31, 2004, and (II) the Seller’s Self Insured Plans shall cease to participate in such plans after May 7, 2004. Any claims and expenses related thereto incurred by Domestic Transferring Employees under Seller’s Fully Insured Plans prior to 12:00 a.m. (Eastern Time) on June 1, 2004 shall be covered under the Seller’s Fully Insured Plans in accordance with the terms of any such plan. Purchaser and any Purchaser Welfare Plans shall have no Liability for any claims under Seller’s Fully Insured Plans and any expenses related thereto that are incurred prior to 12:00 a.m. (Eastern Time) on June 1, 2004. On and after June 1, 2004, Seller and Seller’s Fully Insured Plans shall have no Liability for any claims under the Purchaser Welfare Plans and any expenses related thereto that are incurred on or after June 1, 2004, but for the educational or tuition benefits referenced in Section 8.15(c).

(B) (I) Purchaser shall, in accordance with Section 3.3(j), credit Seller with the amount of $39,469.15, representing half of the net monthly contributions made by Seller with respect to Seller’s Fully Insured Plans as described in Section 8.15(a)(ii);

(II) Seller shall, in accordance with Section 3.3(j), credit Purchaser with the amount of $167,727.03, representing 8/15ths of the amount of the payroll deductions Seller will take from Domestic Transferring Employees in May 2004 for the Seller’s Self Insured Plans.

12. Amendments to Schedules.

(a) Schedule 7.23 is hereby amended in its entirety to read as set forth on Schedule 7.23 attached to this Amendment.

(b) Schedule 10.3(a)(i) is hereby amended in its entirety to read as set forth on Schedule 10.3(a)(i) attached to this Amendment.

13. Miscellaneous. The parties agree that:

(a) no intercompany receivables, payables, obligations, Contracts or other Liabilities between or among Seller, and any of its Affiliates or any of the foregoing, shall be transferred to or assumed by Purchaser or any of its Designated Affiliate under the Agreement, and any thereof shall constitute Excluded Assets or Excluded Liabilities, as the case may be;

(b) the accounts receivable under the Pasadena Agreement shall not be included in Closing Working Capital and Final Working Capital (and shall accordingly constitute an Excluded Asset), the hardwood market pulp inventory of the Business held in Texas for purposes of fulfilling the Pasadena Agreement shall not be included in inventory in Closing Working Capital and Final Working Capital (and shall accordingly constitute an Excluded Asset), and the outstanding accounts payable for such inventory shall not be included in Closing Working Capital and Final Working Capital (and shall accordingly constitute an Excluded Liability); and

(c) for Closing Working Capital and Final Working Capital purposes, accounts payable will exclude any accruals for the sales and use taxes excluded by the parties for purposes of the Prior Month Working Capital, Seller will file the sales and use tax returns for such taxes and pay such taxes, and Purchaser will assist Seller in making such filings.

14. Confirmation of Agreement. As expressly modified pursuant to this Amendment, the Agreement remains in full force and effect. This Amendment shall be governed by all of the provisions in Article XII of the Agreement.

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IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by their respective officers thereunto duly authorized, as of the date first written above.

PURCHASER:

KOCH CELLULOSE, LLC

By:	/s/ Jeff N. Gentry
Name: Jeff N. Gentry
Title: Manager

SELLER ENTITIES:

GEORGIA-PACIFIC CORPORATION

By:	/s/ George W. Wurtz
Name: George W. Wurtz
Title: Executive Vice President—Pulp & Paper

LEAF RIVER FOREST PRODUCTS, INC.

By:	/s/ George W. Wurtz
Name: /s/ George W. Wurtz
Title: Vice Chairman and President

LRC TIMBER, INC.

By:	/s/ Kenneth F. Khoury
Name: Kenneth F. Khoury
Title: Vice President, Deputy General Counsel and Secretary

OLD AUGUSTA RAILROAD COMPANY

By:	/s/ Kenneth F. Khoury
Name: Kenneth F. Khoury
Title: Vice President and Secretary

GEORGIA-PACIFIC-ASIA (H.K.) LIMITED

By:	/s/ George A. Falcon
Name: George A. Falcon
Title: Vice President

GEORGIA-PACIFIC GMBH

By:	/s/ George A. Falcon
Name: George A. Falcon
Title: Authorized Signatory